Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our report dated July 1, 2004 (except for Note 18, as to which the date is March 19, 2007), accompanying the consolidated financial statements of Berliner Communications, Inc. and subsidiaries contained in Amendment No. 1 to the Registration Statement (For S-1 No. 333-141420)and Prospectus. We consent to the use of the aforementioned report in Amendment No. 1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
May 14, 2007